UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 21, 2006

Danaher Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08089	59-1995548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2099 Pennsylvania Ave., N.W., 12th Floor, Washington, D.C.	20006-1813
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-828-0850

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 21, 2006, Danaher European Finance Company ehf (the “Company”), an indirect, wholly-owned subsidiary of Danaher Corporation (“Danaher”), issued €500,000,000 4.5% guaranteed notes due July 22, 2013, with a fixed re-offer price of 99.623 percent of the principal amount (the “Notes”) in a private placement outside the U.S. Interest accrues from July 21, 2006 and is payable annually in arrears on July 22 of each year beginning July 22, 2007, which first interest payment shall be in respect of the period from (and including) 21 July 2006 to (but excluding) 22 July 2007 (a long first interest period), subject to adjustment if any such day is not a business day. Payments of interest and principal will be made in Euros. Deutsche Bank AG London Branch serves as fiscal agent and transfer agent and Deutsche Bank Luxembourg S.A. serves as registrar and Luxembourg paying agent for the Notes. Danaher has unconditionally and irrevocably guaranteed the due and punctual payment of all sums from time to time payable by the Company in respect of the Notes.

The net proceeds of the offering, after the deduction of underwriting commissions but prior to the deduction of other issuance costs, equal approximately €496,000,000. The net proceeds of the offering are intended to pay down a portion of Danaher’s outstanding commercial paper, and for general corporate purposes.

The Notes are listed on the Luxembourg Stock Exchange. The Notes have not been and, will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes have been offered for sale exclusively outside the United States to non-U.S. investors in the non-U.S. capital markets in accordance with Regulation S under the Securities Act, and may not be offered, sold or delivered within the United States or to or for the account or benefit of U.S. persons except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act.

The Notes are direct, unconditional and unsecured obligations of the Company ranking pari passu among themselves and at least pari passu with all other present and future outstanding unsecured obligations of the Company (except for obligations that may be preferred by provisions of the law that are both mandatory and of general application), but contain a negative pledge provision relating to limitations on secured debt and on sale and leaseback transactions in respect of the Company, Danaher and any subsidiaries thereof. The Company may redeem all (but not some only) of the Notes at their principal amount together with interest accrued at the Company’s option in the event of withholding taxes being imposed on the Notes in Iceland or the United States. The prospectus pursuant to which the Notes were offered sets forth, among other things, customary events of default, including the Company’s failure to pay interest or principal, acceleration of the indebtedness of the Company, Danaher or any subsidiary thereof if such indebtedness exceeds $75 million, the failure of the Danaher guarantee to remain in force, the Company’s or Danaher’s failure to perform its obligations under the Notes and certain cases of bankruptcy, insolvency or similar proceedings. In general, if an event of default occurs, a Note may be declared immediately due and payable by its holder at its principal amount together with interest accrued. In the event of a change of control of Danaher, the holders of the Notes have the option to require the Company to redeem or purchase any of the Notes at their principal amount together with interest accrued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2006	DANAHER CORPORATION

	By:	/s/ Daniel L. Comas
Daniel L. Comas Executive Vice President and Chief Financial Officer